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                                                                    EXHIBIT 8.1


          [AN OPINION SUBSTANTIALLY IN THE FORM BELOW WILL BE DELIVERED AT CLOSING OF THE TRANSACTION DESCRIBED HEREIN, ASSUMING NO MATERIAL CHANGE IN THE FACTS OR LAW UPON WHICH SUCH OPINION IS BASED]


                   [DUANE, MORRIS & HECKSCHER LLP LETTERHEAD]


                                     [DATE]

Board of Directors
Glacier Bancorp, Inc.
202 Main Street
Kalispell, Montana 59903-0027

          Re:       Proposed Merger of Glacier Bancorp, Inc. with and into GB,
                    Inc.

Ladies and Gentlemen:

          We have acted as special counsel to Glacier Bancorp, Inc., a Delaware corporation ("Glacier") in connection with the Plan and Agreement of Merger
dated as of     , 1998 (the "Agreement"), among Glacier and GB, Inc., a Delaware corporation ("GB"), whereby Glacier will be merged with and into GB, with GB being the surviving corporation (the "Merger"). Glacier currently owns all the issued and outstanding capital stock of GB. GB was formed on March 24, 1998 for the sole purpose of effecting the Merger pursuant to the Agreement. Under its certificate of incorporation, GB is authorized to issue up to 15,000,000 shares of GB Common Stock.

          At the request of Glacier, this opinion addresses certain federal income tax consequences of the Merger.

          Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

          Our conclusions are based upon our understanding of the facts as provided to us by Glacier and as summarized below and on representations made to us by Glacier.

          At a regular meeting of the Board of Directors of Glacier (the "Board"), held on April 23, 1997, the Board declared a three-for-two stock split on the issued shares of Glacier Common Stock, effective May 23, 1997 (the "Stock Split") to stockholders of record on May 9, 1997.




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Board of Directors
[DATE]_____ , 1998
Page 4



Fractional shares were to be paid by Glacier in cash. At the time of the declaration of the Stock Split, Glacier had approximately 4,500,000 issued and outstanding shares of Glacier Common Stock; under its certificate of incorporation, it was authorized to issue up to 6,000,000 shares of Common Stock and up to 1,000,000 shares of Preferred Stock.

          Glacier delivered to each stockholder of record on May 9, 1997, an additional stock certificate, representing the additional shares of Common Stock that they were entitled to receive pursuant to the declaration of the Stock Split (collectively, the "Stock Split Shares"), and paid cash to each stockholder who otherwise would have been entitled to receive a fractional share. As a result of this issuance, the number of outstanding shares of Glacier Common Stock increased from approximately 4,500,000 to approximately 6,800,000.

          After the Stock Split and in the normal course of business, Glacier issued approximately 64,000 additional shares of Glacier Common Stock to certain stock option holders under Glacier's employee and director stock option plans who had exercised options (the "Option Shares"). As a result of the issuance of the Option Shares, Glacier had approximately 6,864,000 shares of Glacier Common Stock outstanding as of February 28, 1998.

          In February of 1998, Glacier identified for the first time that the total number of issued and outstanding shares of Glacier Common Stock may have exceeded the number of shares that the Board was authorized to issue under the certificate of incorporation of Glacier and that certain technical deficiencies had occurred when the Stock Split was effected. Specifically, the Stock Split required the approval of both the Board and its stockholders and the filing of an amendment to Glacier's certificate of incorporation. Although the Board formally approved the Stock Split, it inadvertently failed to obtain the requisite stockholder approval of the Stock Split and failed to file the required amendment to Glacier's certificate of incorporation.

          To address the legal questions raised by these technical deficiencies, the Board has decided, upon advice of Duane, Morris & Heckscher LLP, special Delaware counsel to Glacier, to effect the Merger, in the following manner:

          1. Glacier will merge with and into GB, with GB being the surviving corporation.

          2. Pursuant to the Merger, each share of Glacier Common Stock, including each of the Stock Split Shares and Option Shares, will be converted into one share of GB Common Stock and the shares of GB Common Stock held by Glacier will be canceled. The rights of the GB Common Stock will be identical, in all respects, to the rights of the Glacier Common Stock exchanged therefor.

          3. Pursuant to the Merger, GB will change its name to "Glacier Bancorp, Inc."




                                     *******

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Board of Directors
[DATE]_____ , 1998
Page 3


          In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Agreement and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon a representation letter furnished to us by Glacier. A copy of the representation letter is attached. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Merger will be consummated in accordance with the Agreement and the Registration Statement,
including the Proxy Statement/Prospectus to be filed on April   , 1998 with the
Securities and Exchange Commission on Form S-4. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to authentic originals of all documents submitted to us as copies.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect all or part of our opinions set forth herein.

                                     *******

          Based solely upon the foregoing, we are of the opinion that under current law for federal income tax purposes:

          (i) No gain or loss will be recognized by Glacier as a result of the Merger;

          (ii) No gain or loss should be recognized by holders of Glacier Common Stock on the receipt of GB Common Stock in exchange for their Glacier Common Stock pursuant to the Merger;

          (iii) The tax basis of the GB Common Stock received by a holder of Glacier Common Stock pursuant to the Merger should be the same as the tax basis of such holder's Glacier Common Stock exchanged therefor; and

          (iv) The holding period of the GB Common Stock received by a holder of Glacier Common Stock pursuant to the Merger should include the holding period of such holder's Glacier Common Stock exchanged therefor.



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Board of Directors
[DATE]_____ , 1998
Page 4


          Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Merger, or of any transactions related thereto. This opinion may not be applicable to the holders of Glacier Common Stock that are not citizens or residents of the United States. This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission.

                                        Very truly yours,